CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the references to our firm under the captions "Financial Highlights" within the Prospectus and "Shareholder Services - Statements and Reports," "General Information - Independent Registered Public Accounting Firm" and "Financial Statements and Report of Independent Registered Public Accounting Firm" within the Statement of Additional Information and to the use of our reports dated January 26, 2009 relating to AllianceBernstein Global Value Fund, AllianceBernstein International Value Fund, AllianceBernstein Value Fund, and AllianceBernstein Small/Mid Cap Value Fund for the fiscal year ended November 30, 2008 which are incorporated by reference in this Post Effective Amendment No. 13 Registration Statement (Form N-1A No. 811-10221) of AllianceBernstein Trust.


                                        ERNST & YOUNG LLP

New York, New York
February 24, 2009